Exhibit 99.1

comScore Announces $50 Million Share Repurchase Program

RESTON, VA – June 3, 2013 – comScore, Inc. (NASDAQ: SCOR), a leader in measuring the digital world, today announced that its Board of Directors has approved a share repurchase program authorizing the Company to repurchase up to an aggregate of $50 million of its outstanding common stock through May 29, 2014.

The share repurchase plan will be executed in accordance with guidelines specified under Rule 10b5-1 and Rule 10b-18 of the Securities and Exchange Act of 1934, as amended.

About comScore

comScore, Inc. (NASDAQ: SCOR) is a global leader in digital measurement and analytics, delivering insights on web, mobile and TV consumer behavior that enable clients to maximize the value of their digital investments. For more information, please visit http://www.comscore.com/companyinfo.

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